Exhibit 12
KIRKPATRICK & LOCKHART LLP

1800 MASSACHUSETTS AVENUE, NW
2ND FLOOR
WASHINGTON, D.C. 20036-1800
January 24, 1996
Fidelity Devonshire Trust
Fidelity Fixed-Income Trust
82 Devonshire Street
Boston, MA 02109
Ladies and Gentlemen:
 Fidelity Devonshire Trust ("FDT"), a Massachusetts business trust, on behalf of Spartan Long-Term Government Bond Fund ("Acquired"), a series of FDT, and Fidelity Fixed-Income Trust ("FFIT"), a Massachusetts business trust, on behalf of Spartan Government Income Fund ("Acquiring"), a series of FFIT, have requested our opinion as to certain federal income tax consequences of a transaction ("Reorganization") in which Acquiring will acquire all of the assets and assume all of the liabilities of Acquired in exchange solely for shares of beneficial interest in Acquiring ("Acquiring Shares") pursuant to an Agreement and Plan of Reorganization and Liquidation ("Agreement") to be entered into between Acquired and Acquiring on March 8, 1996.
 In rendering this opinion, we have examined a draft of the Agreement ("Draft Agreement"), the prospectus/proxy statement to be filed with the Securities and Exchange Commission in connection with the Reorganization, the currently effective prospectuses and statements of additional information of Acquired and Acquiring, and such other documents as we have deemed necessary. We have also relied, with your consent, on certificates of officers of FDT and FFIT.
 OPINION
 Based solely on the facts and representations set forth in the reviewed documents and the certificates of officers of FDT and FFIT, and assuming that (i) those representations are true on the date of the Reorganization,
(ii) the Reorganization is consummated in accordance with the Agreement, and (iii) the Agreement does not differ materially from the Draft Agreement, our opinion with respect to the federal income tax consequences of the Reorganization is as follows.
  The Reorganization will be a reorganization under section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code"), and Acquired and Acquiring will each be parties to the Reorganization under section 368(b) of the Code.
  No gain or loss will be recognized by Acquired upon the transfer of all of its assets to Acquiring in exchange solely for Acquiring Shares and Acquiring's assumption of Acquired's liabilities followed by the distribution of those Acquiring Shares to the Acquired shareholders in liquidation of Acquired.
  No gain or loss will be recognized by Acquiring on the receipt of Acquired's assets in exchange solely for Acquiring Shares and the assumption of Acquired's liabilities.
  The basis of Acquired's assets in the hands of Acquiring will be the same as the basis of such assets in Acquired's hands immediately prior to the Reorganization.
  Acquiring's holding period in the assets to be received from Acquired will include Acquired's holding period in such assets.
  The Acquired shareholders will recognize no gain or loss on the exchange of the shares of beneficial interest in Acquired ("Acquired Shares") solely for the Acquiring Shares in the Reorganization.
  The Acquired shareholders' basis in the Acquiring Shares to be received by them will be the same as their basis in the Acquired Shares to be surrendered in exchange therefor.
  The holding period of the Acquiring Shares to be received by the Acquired shareholders will include the holding period of the Acquired Shares to be surrendered in exchange therefor, provided those Acquired Shares were held as capital assets on the date of the Reorganization.
 The foregoing opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, case law precedent, and the Internal Revenue Service pronouncements in existence at the date hereof. We express no opinion other than those contained herein.
 We consent to the inclusion of this opinion in the registration statement on Form N-14 filed with the Securities and Exchange Commission and the inclusion of the name "Kirkpatrick & Lockhart LLP" in the "Comparison of Other Policies of the Funds -- Federal Income Tax Consequences of the Reorganization" and "The Proposed Transaction -- Federal Income Tax Considerations" sections of that registration statement.
Very truly yours,
/s/Kirkpatrick & Lockhart LLP